EXHIBIT 10.38*
Avaya Inc.
4655 Great America Parkway
Santa Clara, CA 95054 USA

January 28, 2019

Mr. Kieran McGrath

Dear Kieran,

It gives me great pleasure to offer you a Senior Vice President position in Avaya Inc. (“Avaya”). In addition to confirming my offer, this letter sets out the terms and conditions of your employment and outlines the current major features of Avaya’s compensation and benefit plans, programs and practices under which you will be covered.

Assumption of Duties: Effective on or about January 31, 2019, you will assume the role of Senior Vice President, Finance reporting to me, with the intention that you will be appointed to Chief Financial Officer after filing of fiscal Q1 financials. Your office will be located at 350 Mt. Kemble Avenue, Morristown, NJ.

Cash Compensation:

Monthly Base Salary: Your annual base salary will be $650,000 paid monthly. Based on your hire date of January 31st you will receive your first paycheck on February 28th and monthly after that.

Avaya Annual Incentive Plan (AIP): Avaya offers an annual incentive plan that provides an opportunity for payment for Vice Presidents and above, following the end of the fiscal year (Avaya’s fiscal year is October 1 through September 30). Each eligible employee’s Incentive Plan payment is based on several factors, including individual contribution and company performance. Your opportunity is 100% of your Base Salary (“Opportunity”). Your actual payout could be anywhere between 0%-200% of the Opportunity based on individual and company performance, as Avaya may further specify from time to time. Our incentive programs are reviewed annually and subject to change. More specific information about Avaya’s incentive plan design, metrics, and targets is typically communicated to employees during the first quarter of each fiscal year and will be viewable on the Company intranet after your hire date.

Long Term Incentives: Subject to approval by our Board of Directors or its delegate, you will be awarded a grant of Restricted Stock Units (RSUs).  Each RSU represents the contractual right to receive one share of common stock of Avaya Holdings Corp. upon vesting on the terms and conditions of the Avaya Holdings Corp. 2017 Equity Incentive Plan and your individual RSU Award Agreement.  The number of RSUs to be awarded to you will be determined by dividing the value of USD $4,000,000 by the fair market value of Avaya Holdings common stock on the grant date. Generally, the RSUs will vest and become non-forfeitable over a three (3) year period, according to the following schedule:  1/3 on the closest date of February 15, May 15, August 15, or November 15 from the first anniversary of the grant date, and quarterly  thereafter.  You must be an employee of Avaya on each vesting date in order for each respective portion of your award to vest.

Housing Allowance: Beginning February 2019, you will receive a housing allowance for temporary housing costs in the Morristown, NJ area in the amount of $3,000 per month, less applicable taxes. This housing allowance will be reviewed after 18 months.

Employee Benefit Plans: Attachment A is a summary of benefits available to you under Avaya’s Executive and general employee benefit plans. For most plans, you will be covered immediately from date of hire.

Contingency of Offer:  This offer of employment is contingent upon the successful completion of reference checks and is also contingent upon your execution of the Employee Agreement Regarding Non-Disclosure, IP Assignment, Non-Competition and Non-Solicitation, attached as Attachment B.

Benefit and Incentive Plan Terms: The benefit and incentive plans, programs and practices briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans, programs and practices, as well as other payments referred to in this letter are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice at its sole discretion and without prior notice. Moreover, the very brief summaries contained herein are subject to the written terms of such plans, programs and practices, which supersede any other written or oral representations concerning such plans, programs and practices, including this letter.

For purposes of the Executive and employee benefits plans, the definition of includable compensation is set forth in the respective plans, and may be amended or modified at any time and without prior notice. No other compensation and payments reflected in this offer are included in the calculation of any employee or Executive benefits. You may consult with the respective summary plan descriptions, which are available on request, for specific plan information.

There may be other benefits at Avaya that include certain non-solicitation obligations, e.g. equity grants, that are not meant to conflict with this offer letter. In case of any conflict between the provisions of this letter and the provisions of any other applicable benefit plan, program or agreement in which you participate, the obligations set forth in such benefit plan, program or agreement shall govern.

Employment At-Will: This letter is neither an express nor implied contract for continued employment or employment for a specific length of time. Your employment with Avaya will be “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, Avaya may terminate your employment at any time and for any reason.

Prior Representation: By acceptance of this offer you further agree that this offer supersedes and completely replaces any prior oral or written communications or representations concerning or relating to your employment with Avaya.

If you agree to the foregoing terms and conditions of employment, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to Avaya, please sign this letter by January 29, 2019 in the space provided below.

Please fax the signed letter, as well as the signed Employee Agreement Regarding Non-Disclosure, IP Assignment, Non-Competition and Non-Solicitation (Attachment B), to
Carol Bonura of our Executive Staffing Group at (908) 450-1511, or sign, scan and email to bonura@avaya.com.

Kieran, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to Avaya. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to having you join us. If you have any questions, please do not hesitate to call me or Carol Bonura at (908) 953-6988.

Sincerely,

James Chirico
President and Chief Executive Officer

_/s/ Kieran McGrath_________ ___1/30/19__________
Acknowledged and Agreed to: Date
Kieran McGrath